Exhibit 10.1

DEFINITIVE JOINT-VENTURE AGREEMENT

This Definitive Joint-Venture Agreement (this “Agreement”) is made July 21, 2021 (the “Effective Date”), by and among Cuentas, Inc. (“Cuentas”), a corporation organized under the laws of the State of Florida, USA, having its principal office at 235 Lincoln Rd., Suite 210, Miami Beach, Florida 33139, and WaveMAX Corporation (“WaveMAX”), a corporation organized under the laws of the State of Delaware, USA, having its principal office at 2900 North Quinlan Park Rd., Ste. 240/123, Austin TX 78732.

RECITALS

A.      Cuentas is a Fintech company providing mobile banking services through its mobile cell phone application and Cuentas debit card to thousands of unbanked, underbanked, and underserved consumers and has affiliations with hundreds of participating Bodega Stores and small retailers that are vendors of the Cuentas debit card including approximately 170 locations in the State of Connecticut, 330 locations in the State of New Jersey, and 500 locations in the New York City area the New York City area (the “Retail Locations”).

B.      WaveMAX is the pioneer of the world’s first WiFi-5G shared network (“WSN”) using access points and small cells to provide users with access to the WSN that allows WaveMAX to generate location-based advertising configured by advertisers using WaveMAX’s advertising dashboard technology directly to users over the WSN or permits users to pay a service fee for ad-free access to the WSN (collectively, the “WaveMAX Technology”).

C.      The parties, together with Consultoria y Asesoria de Redes, S.A. de C.V. (“Execon”), desire to form a joint venture limited liability company (the “JVLLC”) to install the necessary access points and related equipment (“Access Point”) and accessories and/or WiFi service (depending on whether the Retail Location has an existing Wifi carrier) in approximately 1,000 of the Retail Locations to provide users access to the WSN that will employ the WaveMAX Technology.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the parties agree as follows:

SECTION ONE – PRIMARY OBLIGATIONS

1.1    Cuentas Obligations. Cuentas shall (a) enter into a written agreement with each of the Retail Location that includes the required consent and authorization to install the Access Point and to fully employ the WaveMAX Technology, (b) integrate the Cuentas’ mobile application software to the WaveMAX Technology, and (c) within 10 days of execution of this Agreement, fund $120,000 to fund the purchase or lease of the Access Points hardware and the initial installation of the Access Points hardware and integration with the broadband internet service available at the Retail Locations, and the contractual service fees to Execon as described below.

1.2    WaveMAX Obligations. WaveMAX shall (a) install and integrate WaveMAX Technology for use over the WSN, including the Publisher/Advertiser Dashboards and SharedFi SDK, (b) negotiate a service agreement with Execon for it to purchase or lease the Access Points hardware, install, configure and connect the Access Points hardware to the broadband internet service in use at the Retail Location, and monitor and maintain the functionality of the WSN and the WaveMAX technology services (that maintains a 95% average uptime for the WSN), and (c) within 10 days of execution of this Agreement, fund $120,000 to fund the purchase or lease of the Access Points hardware and the initial installation of the Access Points hardware and integration with the broadband internet service available at the Retail Locations, and the contractual service fees to Execon as described below.

1.3    Good Faith. The parties agree to cooperate in good faith and use their best efforts to timely and efficiently implement the business model and fulfill their respective obligations set forth above as well as taking any and all other reasonable actions that are needed to successfully accomplish the broad goals of the JVLLC.

SECTION TWO – REVENUE AND EXPENSES OF JVLLC

2.1 Revenues. Revenue will come from digital advertising and WSN access fees including roaming and home spot fees. WaveMAX Technology’s analytics measure and report overall accesses per day per Retail Location, digital advertising revenue per day per Retail Location, user engagement metrics, and WSN access fees per day per Retail Location.

2.2 Start-up Expenses. Start-up expenses shall consist of acquiring the Access Points hardware, the installation and configuration of the Access Points hardware for use with the broadband internet service at each Retail Location, entering into the necessary agreements with the Retail Locations, instore marketing and promotion of the WSN program, and expenses relating to commercialization of the digital advertising program. The initial investment of $120,000 from Cuentas and $120,000 from WaveMAX is likely not sufficient to fund the estimated start of costs related to the anticipated 1,000 Retail Locations. The parties contemplated total start-up costs to be $495 per Retail Location for a total of $495,000. The parties plan to fund the additional start up costs as follows: additional combined equity infusions of $255K from Cuentas and WaveMAX, subject to each party’s respective board of directors’ approval, and $500K from revenues from operations during the first year of operations. The parties agree that Execon may fund part of WaveMAX’s obligations prior to the formation of the JVLLC.

2.3 Operating Expenses.

2.3.1 Execon. Execon’s monthly service fee to monitor and maintain the functionality of the WSN and WaveMAX technology is estimated at $24.50 per month per Retail Location, including installation and maintenance.

2.3.2       Retail Location broadband usage fee. Each Retail Location shall be paid $15 per month from the JVLLC for use of its broadband internet service.

2.3.3 WaveMax. WaveMAX shall charge a monthly fee of $15.00 per Retail Location for operating the WSN in the Retail Locations.

2.3.4 Cuentas. Cuentas shall charge a monthly fee of $15.00 per Retail Location for performing its obligations under JVLLC.

2.3.5 All other expenses include legal, accounting, and all fees and costs necessary transact business shall solely the responsibility of the JVLLC.

2.3.6 Revenue Sharing. Net Advertising Revenues per Retail Locatioin, which equals gross Advertising Revenues per Retail Location less the direct expenses set forth in 2.3.1 through 2.3.4 above, shall be split 20% to each Retail Location, and 40% to each Cuentas and WaveMax respectively. Net Revenues from all sources other than Advertising Revenues including user access fees shall be paid 50% to each Cuentas and WaveMAX, respectively. Net Revenue is gross revenues from all other sources except Advertising Revenues less all operating expenses including those set forth in 2.3.5 above incurred by the JVLLC including any of the following except those directly deducted to arrive at Net Advertising Revenue including the following:

Managed WiFi paid to Execon

Broadband internet provider fees for Retail Locations lacking access.

5G-CBRS small cell lease

AWS EPC cloud based 4G-5G packet core

Cloud based HLR/HSS, AAA and PDG for WiFi Roaming

Roaming Expenses

Google Cloud and Spectrum Management Expense

Billing system

Advertising Expense

Customer Support

Revenue Shared with the Retail Locations

All other direct commissions, fees and costs necessary to transact business

WaveMAX will deliver on a monthly basis a detailed report of total revenues (by revenue type and Retail Location) and actual revenue sharing to Retail Locations and transfers of the Net Revenues will be disbursed in the first 10 business days after the end of each month. Revenues will be collected by the JVLLC: advertising revenues will be billed to Advertisers or directly collected by the WSN web advertiser dashboards; WiFi Roaming revenues will be billed directly to third party mobile network operators; 5G CBRS Subscription revenues will be charged directly to the consumer via credit/debit card including Cuentas’ card.

2.3.7 Commissions. A fee of 2% (two percent) of the Net Revenue will be paid on a monthly basis as a commission to Innovateur Management SAPI de CV to be paid by the JVLLC;

2.3.8 Cuentas Advertising Discount. Cuentas shall be entitled a 50% discount from the then rate deck charged non-insider advertising customers by the JVLLC for any advertisements Cuentas elects to run on the WNS.

SECTION THREE - FORMATION OF THE JVLLC

3.1 Promptly following the Closing Date, Cuentas and WaveMAX in good faith and using their best efforts shall form a Florida limited liability company to effectuate the JVLLC and enter into an appropriate operating agreement to govern the management and operation thereof. The name of the JVLLC shall be determined by mutual agreement of the parties. The ownership and management of the JVLLC shall be as follows: 50% to Cuentas, 25% to WaveMAX and 25% to Execon.

SECTION FOUR - CONTRIBUTIONS OF JOINT VENTURE PARTNERS

4.1    The initial contribution of each party is as set forth Section One above. The parties’ respective assets other than these contributions is not being transferred to the JVLLC and each company will retain full control and ownership of all such assets and their own businesses.

4.2    Any additional funds beyond the initial contributions shall be funded as follows:

$247,500 by Cuentas per the following schedule: $120,000 upon signing this Agreement and $31,875 per month during the following 4 months subject to Cuentas BOD approval.

$247,500 by WaveMAX per the following schedule: $120,000 upon signing this Agreement and $31,875 per month during the following 4 months, subject to WaveMax BOD approval.

Any additional funds, if needed and approved by the parties’ respective Board of Directors will be funded 50/50 by the parties per such authorizations.

SECTION FIVE - GOVERNANCE OF JVLLC

5.1 Board of Managers. The Board of Directors of the JVLLC shall initially be comprised of four persons, two designated by Cuentas, one designated by WaveMAX, and one designated by Execon.

5.2 Officers. The officers of the JVLLC shall be the persons from time to time designated by mutual agreement of Cuentas and WaveMAX, with the initial officers being as follows:

President: TBD

Secretary: TBD

Treasurer: TBD

The parties shall each cause their designated directors to vote for each of the initial officers named above.

5.3 Budgets. The parties shall cooperate in establishing a initial budget for the roll out of the JVLLC and will cooperate to provide such annual and interim budgets as are requested by the parties (collectively, the “Budgets”).

5.4. Major Decisions. No Major Decisions (as defined below) shall be taken unless such Major Decisions are first approved by the parties or their Board of Directors. For purposes of this Agreement, Major Decisions means the following: (i) requiring additional contributions from the parties to fund the business; (ii) amending the JVLLC formation documents including the operating agreement; (iii) changing the size of the Board of Directors; (iv) granting any encumbrance, lien, pledge or security interest in the assets of the JVLLC; (v) borrowing of money in excess of $5,000; (vi) lending or granting any credit or making any advance to any person otherwise than in the ordinary course of business of the JVLLC; (vii) removing any director appointed by the parties (other than for cause); (viii) holding any meeting of the shareholders, unless each of the parties is present, whether in person or by proxy; (ix) making any payment (by check, wire transfer or otherwise) in excess of $5,000 to any person; or (x) appointing or dismissing any Officer of the JVLLC. (xi) Authorized personnel to make payments from the escrow account will be Jeffry Jorgge, EVP Cuentas and Eduardo Velasco, CEO WaveMax.

SECTION SIX - REPRESENTATIONS AND WARRANTIES/INDEMNIFICATION

6.1 Cuentas represents and warrants as follows:

6.1.1. Existence and Good Standing. Cuentas is a corporation, duly formed, validly existing and in good standing under the laws of Florida.

6.1.2. Execution, Delivery and Performance of Agreement. Cuentas acting through its board of directors has the power and authority to execute, deliver and perform fully its obligations under this Agreement.

6.1.3. Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of Cuentas and constitute the valid and legally binding obligations of Cuentas enforceable against it in accordance with its terms.

6.1.4. No Conflict. Neither the execution of this Agreement, nor the performance by Cuentas of its obligations under this Agreement will violate or conflict with Cuentas’s entry into or performance under Cuentas’s organizational documents, or any applicable Law or Order.

6.1.5. Consents. No consent of any third-party or Governmental Authority is required in connection with the execution and delivery by Cuentas of this Agreement or the consummation of the transactions contemplated by this Agreement.

6.2 WaveMAX represents and warrants as follows:

6.2.1. Existence and Good Standing. WaveMAX is a corporation, duly formed, validly existing and in good standing under the laws of Delaware.

6.2.2. Execution, Delivery and Performance of Agreement. WaveMAX acting through its board of directors has the power and authority to execute, deliver and perform fully its obligations under this Agreement.

6.2.3. Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of WaveMAX and constitute the valid and legally binding obligations of WaveMAX enforceable against it in accordance with its terms.

6.2.4. No Conflict. Neither the execution of this Agreement, nor the performance by WaveMAX of its obligations under this Agreement will violate or conflict with WaveMAX’s entry into or performance under WaveMAX’s organizational documents, or any applicable Law or Order.

6.2.5. Consents. No consent of any third-party or Governmental Authority is required in connection with the execution and delivery by WaveMAX of this Agreement or the consummation of the transactions contemplated by this Agreement.

6.3 Options. WaveMax and Innovateur Management, SAPI de CV will be included in the Cuentas Share Incentive plan subject to approval by the Cuentas BOD and approval by Cuentas shareholders and Side Letter Participants at the next scheduled Annual Shareholders meeting.

6.4 Survival. All representations, warranties, covenants, and obligations in this Agreement will survive the execution of this Agreement.

6.5 Indemnification. Subject to the limitations in the following Paragraph C, and in consideration of the agreements contained in this Agreement, each party shall defend, indemnify and hold the other party harmless from and against any losses, liabilities or expenses, including reasonable attorneys’ fees, directly incurred by it resulting from any third-party action that is instituted against it, resulting from or arising out of any breach of any of the representations or warranties made by such party to the other party in or pursuant to this Agreement

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6.5.1. The right of the a indemnified party to indemnification for losses or other remedy based on breach of the representations, warranties, and/or covenants set forth in this Agreement will not be affected by the closing of the transaction contemplated by this Agreement, or any information of which a indemnified party may have imputed or constructive knowledge prior to the Closing Date, provided that the rights and remedies of a indemnified party in respect of any of the foregoing shall not extend to any event or matter which otherwise might have affected such rights and remedies as provided in any specific written waiver or release by the Indemnified Party.

6.5.2. For the purpose of determining whether there is a claim for losses under this section and calculation of the amount of such losses, any qualification of any representation or warranty by reference to the materiality of matters stated in such representation or warranty, and any limitations of such representations as being to the knowledge of any person, or words to similar effect, shall be disregarded.

6.5.3. Limitations on Indemnification under this section is subject to the following limitations:

a.                    No party shall have any liability under this section unless the party claiming indemnification gives prompt written notice to the other party or parties as the case maybe asserting a claim for losses, including reasonably detailed facts and circumstances pertaining to such claim before the expiration of a period of two years after the date of this Agreement for all claims of any type or nature.

b.       Promptly after receipt of notice of any third-party action, any person who believes he, she or it may be an indemnified party will give prompt written notice to the potential indemnifying party of such action.

c.       Upon receipt of a written notice of a third-party action, the indemnifying party shall control the defense and settlement of such third-party action. The indemnified person shall render all assistance as shall be reasonable and shall have the right to participate in and appoint its own counsel (at its own cost) and be present at the defense of such action, but not to control the defense, negotiation, or settlement of such action, which control shall remain with the indemnifying person.

d.       Each indemnifying person consents to the nonexclusive jurisdiction of any court in which the third-party action is brought against any indemnified person for purposes of any claim that an indemnified person may have under this Agreement with respect to such action or the matters alleged in such action, and agrees that process may be served on them with respect to such a claim anywhere in the world.

e.        Payment of Indemnification. Subject to the above provisions, claims for indemnification under this shall be paid or otherwise satisfied by Indemnifying Persons within 60 days after receipt of written notice given by the Indemnified Person in writing.

f.       The provisions contained in this SECTION shall survive any termination of this Agreement.

SECTION SEVEN – EXCLUSIVITY OF WAVEMAX TECHNOLOGY

7.1 Exclusivity of WaveMAX Technology. WaveMAX grants the JVLLC exclusive rights to use and deploy the WaveMAX Technology, including any and all patents owned or to be owned by WaveMAX and any and all related enhancements or applications of the WaveMAX Technology and any and all prior and subsequent improvements and/or new technology developed by WaveMAX solely in Cuentas BODEGAS network throughout the United States.

SECTION EIGHT - MISCELLANEOUS

8.1 Confidentiality. Each party will keep confidential, not disclose and not use for its own benefit (and will cause its subsidiaries, employees, officers and directors to keep confidential, not disclose, and not use for their own benefit) any information, whether written, oral or in electronic format and whether or not identified as “confidential” at the time of its disclosure, obtained with respect to the other party or its subsidiaries, employees, officers and directors as a result of the transaction contemplated by this Agreement or either party’s due diligence process in connection with this Agreement (“Confidential Information”). The obligation set forth in the preceding sentence will not apply to Confidential Information which (i) is in the public domain on the date of this Agreement, (ii) enters the public domain after the date of this Agreement (other than by reason of the breach of any confidentiality obligation), (iii) was known to the receiving party prior to receipt from the disclosing party, (iv) is independently developed by the receiving party after the date of this Agreement, (v) is disclosed to the receiving party by a third-party not in violation of the proprietary or other rights of the other party, or (vi) is disclosed pursuant to a requirement of law or judicial process.

8.2 Expenses. Each of the parties to this Agreement shall bear its respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, except as set forth in section One and Two above.

8.3 No Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of the other parties to this Agreement.

8.4 Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.

8.5 Entire Agreement; Modification; No Waiver. This Agreement, together with the other documents contemplated by this Agreement, constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior agreements, representations, understandings, communications, whether written or verbal, between the parties in relation to such subject matter. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each of the parties’ duly authorized representatives. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver. The Recitals shall form part of this Agreement.

8.6 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. The word “including” means including without limitation. Any reference to the singular in this Agreement also includes the plural and vice versa.

8.7 Severability. If any provision of this Agreement or the application of any provision of this Agreement to any party or circumstance is, to any extent, adjudged invalid or unenforceable by a court of competent jurisdiction, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected by such judgment.

8.8 Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when delivered in person, or when dispatched by electronic mail, or the next business day after having been dispatched by an internationally recognized courier service to the appropriate party at the address specified below:

8.8.1. If to Cuentas:

235 Lincoln Rd, Suite 210

Miami Beach, Fl 33139

Attn: Arik Maimon – Executive Chairman

E-mail: info@cuentas.com

8.8.2. If to WaveMAX:

2900 North Quinlan Park Rd., Ste. 240/123, Austin TX 78732

Attn: Eduardo Velasco, CEO

E-mail: evelasco@wavemaxcorp.com

Any party to this Agreement may change its address, facsimile number, or e-mail address for the purposes of this Paragraph H by giving written notice as provided in this section.

8.9 Governing Law/ Jurisdiction. The laws of the State of Florida shall govern the interpretation and enforcement of this Agreement and the contemplated operating agreement of the JVLLC. In the event that legal action is instituted under or relating to this Agreement or the contemplated operating agreement for JVLLC, each party consents to, and by execution hereof submit themselves to, the jurisdiction of the courts of the State of Florida, and, notwithstanding the place of residence of any of them or the place of execution of this instrument, such litigation shall be brought in a court of competent jurisdiction in and for Miami-Dade County, Florida. In any action commenced relating to or arising under the Agreement or the operating agreement of the JVLLC, each defendant party waives personal service of any process upon them in any action or proceeding therein and consent that such process by Federal Express and email directed to the address and officer set forth in section 6.8 above or such other address, officer, or email address has may be furnished in writing by the party to this Agreement under section 6.8 above as may have been furnished in writing under this Agreement. Such service shall be deemed made two (2) days after such process is so mailed. No party shall raise any objection to service of process as set forth above.

8.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax or electronic transmission is sufficient to bind the parties to the terms and conditions of this Agreement.

8.11 Press Releases. Upon execution of this Agreement the parties agree to issue a joint press release.

8.12 Financial Statements. The parties agree to cause the JVLLC to issue such financial statements on an annual or quarterly basis and as required for each to fulfill their respective SEC and other regulatory reporting obligations.

8.13. Come-Along/Take-Along Rights. Subject to the terms and conditions of this Agreement, if at any time a party determines to sell or exchange its equity interest in the JVLLC in a bona fide arm’s length transaction to an unaffiliated third-party, then the other parties according to their respective ownership percentages shall have the right to require the selling party to sell the same percentage of its equity interest in the JVLLC at the same price and on the same terms and conditions to the other parties. Any selling party must provide the other parties at least 30 days’ prior written notice of the required sale stating the sale price and terms of sale. No sale shall be made to the proposed transferee at a price and on terms and conditions different than those set forth in the notice without providing a new notice prior to the consummation of the sale or exchange. WaveMax may sell and/or assign up to 50% of its ownership in JVLLC to Execon and any such sale and/or assignment is excluded from the rights and obligations agreed to in this section.

8.14 Closing date. This Agreement shall be executed by all parties on or before July 31, 2021 (the “Closing Date”).

8.15 Time is of the essence in the timely performance of each parties’ respective obligations under this note.

8.16 Each Party shall reasonably cooperate with the others, and obtain, execute, and deliver such documents as are in its possession or control and are reasonably necessary to effectuate or confirm any provisions of this Agreement.

8.17. Attorney’s fees and costs. The parties to this Agreement shall act in good faith to resolve any dispute or other controversy arising under this Agreement. Absent agreement resolving a dispute within 30 days after the dispute has arisen, any party shall have the right to seek to settle the matter by court action or, if the parties agree at the time, by arbitration to conducted in Miami under the International Arbitration Rules. If any party should institute legal proceedings to enforce such party's rights under this Agreement, or otherwise with respect to the subject matter of this Agreement or any part thereof, the prevailing party or parties shall recover, in addition to all other costs and damages awarded, and the losing party or parties shall pay, the reasonable attorney's fees and costs at trial or arbitration, on appeal, upon petition for review, whether or not such fees and costs are prescribed by statute, in each case as determined by the court at trial or upon any appeal.

8.18 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY BY EXECUTION HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OPERATING AGREEMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO ACCEPT THIS AGREEMENT.

8.19 DAMAGE WAIVER. EACH PARTY AGREES THAT THEY SHALL NOT HAVE A REMEDY OF PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER IN ANY DISPUTE AND HEREBY WAIVE ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY HAVE NOW OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION OR JUDICIALLY.

The parties have executed this Agreement on the last date set forth below.

Cuentas, Inc.

By:	/s/ Arik Maimon
Arik Maimon
Interim CEO
July 21, 2021

WaveMAX

By:	/s/ Hector Jimenez
Hector Jimenez
Director
July 21, 2021